Exhibit 99.1

DivX, Inc. Announces Preliminary Results for First Quarter of 2007

San Diego, CA — April 9, 2007 — DivX, Inc. (NASDAQ: DIVX) today announced that, based on preliminary information, it currently expects that revenue and pre-tax earnings for the quarter ended March 31, 2007 will be higher than previous guidance.  The Company expects that revenue for the quarter will be between $19.8 million and $20.2 million and pre-tax earnings will be flat to up compared with the fourth quarter of 2006.  On February 8, 2007, the Company had said that it expected first quarter revenue to be between $17.3 million and $19.3 million with pre-tax earnings flat to slightly down compared to the fourth quarter of 2006.  The Company plans to report complete quarterly results after the market closes on May 1, 2007.

Jordan Greenhall, co-founder and CEO of DivX, Inc, said, “Through the first quarter of 2007, we saw continuing evidence that consumers are choosing DivX to enrich their media experience.  DivX is working with our partners and our global community to build a common media language that lets consumers truly make their digital content useful across an open ecosystem of consumer electronic devices.”

About DivX, Inc.

DivX creates products and services designed to improve the experience of media. Our first product offering was a video compression-decompression software library, or codec, which has been actively sought out and downloaded over 200 million times in the last four years, including over 60 million times during the last twelve months. We have since built on the success of our codec with other consumer software, including the DivX Player application, which is distributed from our website, www.divx.com. We also license our technologies to consumer hardware device manufacturers and certify their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to consumer hardware device manufacturers, we currently generate revenue from software licensing, advertising and content distribution.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding DivX’s expected revenue and pre-tax earnings for the quarter ended March 31, 2007. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risk that revenue and/or pre-tax earnings for the quarter ended March 31, 2007 may not reach anticipated levels; the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; risks and uncertainties related to the maintenance and strength of the DivX brand; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s quarterly report on Form 10-Q filed with the SEC on November 13, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Investor Relations:

The Blueshirt Group

Todd Friedman or Stacie Bosinoff

415.217.7722

todd@blueshirtgroup.com

stacie@blueshirtgroup.com

Media Contact:

Tom Huntington

DivX, Inc.

858.882.0672

thuntington@divxcorp.com